EXHIBIT 10.4

SUMMARY OF CHARITABLE CONTRIBUTIONS IN

HONOR OF THOMAS E. CONGDON

On December 15, 2005, the Board of Directors of St. Mary Land & Exploration Company (the “Company”), in recognition of the very long distinguished service for and extraordinary contributions to the Company by Thomas E. Congdon, who has served as a member of the Board of Directors of the Company since 1966 and served as an officer of the Company for more than 36 years, authorized the Company to make charitable contributions by gift to the Museum of Contemporary Art - Denver for the purpose of establishing a lecture series with the museum in Mr. Congdon’s honor, pursuant to the following schedule:

Year	Amount
2005	$50,000
2006	$50,000